                                  EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" and to the use of our report on the Consolidated Financial Statements of Gabelli Asset
Management Inc. and subsidiaries dated September   , 1998, in Amendment No. 1 of
this Registration Statement on Form S-1 (No. 333-51023) and the related
Prospectus of Gabelli Asset Management Inc. to be filed on or about October   ,
1998.



New York, New York



     The foregoing consent is in the form that will be signed upon the effective date of the Company's registration of Class A Common Stock in a registration statement on a Form S-1 and the concurrent changes in the Company's operating and legal structure and finalization of the employment and compensation agreements and Stock Award and Incentive Plan and related disclosures.



                                          ERNST & YOUNG LLP



New York, New York


October 6, 1998